Exhibit 99.1

Confidential

Press Release

Xerox Announces $542 Million Repurchase of Shares from Carl C. Icahn and Affiliates

NORWALK, Conn., September 28, 2023 – Xerox Holdings Corporation (Nasdaq: XRX) (the “Company”), announced that earlier today it entered into a share purchase agreement (the “Purchase Agreement”) to repurchase all of the shares of the Company’s common stock beneficially owned by Carl C. Icahn and certain of his affiliates (“Icahn Parties”) at a purchase price of $15.84 per share, the closing price of the Company’s common shares on September 27, 2023, the last full trading day prior to the execution of the Purchase Agreement. The aggregate purchase price for the repurchase is approximately $542 million, which we expect to fund with a new debt facility.

The transaction is expected to close no later than September 29, 2023. Subsequent to the closing of the transaction, the Icahn Parties will no longer hold any Xerox common shares. Concurrent with the closing of the repurchase, Jesse Lynn and Steven Miller, who are employed by the Icahn Parties, and James Nelson, an independent director, will resign from the Company’s board of directors.

Scott Letier, who has served on the board since 2018, has been appointed chairman of the Xerox Board of Directors effective upon the closing of the repurchase transaction.

“Our decision to repurchase shares is reflective of the confidence we have in our business, our strategy and our ability to improve Xerox profitability and cash performance,” said Steve Bandrowczak, Chief Executive Officer of Xerox. “For nearly a decade, Carl and his affiliates have served as important shareholders to Xerox, providing invaluable counsel, guidance and activism to support our evolution as a workplace technology leader. On behalf of Xerox and the board of directors, I would like to thank Carl and our departing directors for their dedication to Xerox and for contributing to our past, present and future success.”

Carl Icahn said: “As a longtime shareholder of Xerox, I’ve watched this iconic brand endure the hardest of times and come out stronger, all while returning substantial amounts of capital back to shareholders. I helped Xerox maintain its independence while pursuing consolidation within the print industry. I will continue to be a champion of the company and hope my activism will long be remembered as Xerox continues its positive momentum.”

The transaction was negotiated and unanimously recommended to Xerox’s Board of Directors by a Special Committee of the board, comprised solely of independent and disinterested directors. The Special Committee was advised by independent financial and legal advisors. The entire Board, with the exception of members employed by Icahn Parties, who recused themselves from the vote, voted in favor of the transaction.

The repurchase announced today was not made as part of any existing share repurchase program.

Moelis & Company LLC acted as financial advisor to the Special Committee. Willkie Farr & Gallagher LLP acted as legal counsel to the Special Committee, and White & Case LLP acted as legal counsel to Xerox, in connection with the transaction.

Confidential

About Xerox Holdings Corporation (NASDAQ: XRX)

For more than 100 years, Xerox has continually redefined the workplace experience. Harnessing our leadership position in office and production print technology, we’ve expanded into software and services to sustainably power the hybrid workplace of today and tomorrow. Today, Xerox is continuing its legacy of innovation to deliver client-centric and digitally-driven technology solutions and meet the needs of today’s global, distributed workforce. From the office to industrial environments, our differentiated business and technology offerings and financial services are essential workplace technology solutions that drive success for our clients. At Xerox, we make work, work. Learn more at www.xerox.com and explore our commitment to diversity and inclusion.

Forward-Looking Statements

This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the ability of Xerox to consummate the debt financing and obtain the proceeds required to effect the repurchase of shares from the Icahn Parties, global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Confidential

Media Contact:

Callie Ferrari, APR, Xerox, +1-203-615-3363, callie.ferrari@xerox.com

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